Exhibit 99.1

Dr. James H. Page Joins

Camden National Corporation Board of Directors

CAMDEN, Maine--(BUSINESS WIRE)--Rendle A. Jones, Esq., Chairman of the Board of Directors for Camden National Corporation (CNC), announced that Dr. James H. Page has been named to the board of directors of Camden National Corporation. Dr. Page is the chief executive officer of the James W. Sewall Company in Old Town, Maine, a venerable Maine institution founded in 1880.

“We are extremely pleased to add Jim to Camden National’s board,” said Mr. Jones. “As a veteran leader in the Maine business community, Jim brings to our board significant experience and expertise in leading the largest and oldest mapping firm in the Northeast.”

Dr. Page commented, “I appreciate the longevity of Camden National’s commitment to the economic vitality of Maine’s communities as well as the service experience delivered to its customers. This is an exciting opportunity for me, and I look forward to working with Camden National’s directors and officers.”

In 1997, following a career in academia, Dr. Page joined the James W. Sewall Company, which provides comprehensive consulting services in forestry, engineering, and geographic information management for municipal government, utilities, and the natural resource industry. Dr. Page is also an Adjunct Professor at the University of Maine at Orono.

A native of Caribou, Maine, Dr. Page holds a B.A. degree from the University of Maine at Fort Kent, an M.Phil degree from St. Andrews University, Scotland, and a Ph.D. from the Massachusetts Institute of Technology (MIT).

Dr. Page currently serves on the Maine GeoLibrary Board, the Old Town/Orono YMCA Board, and the Maine Rural Partners Board. He is a founding director of the Gulf of Maine Oceanographic Observing System.

Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company for a family of two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer